[FOSTER WHEELER LTD. LOGO]


                                     REVISED
                                 August 23, 2002


VIA MESSENGER
PERSONAL AND CONFIDENTIAL

Mr. James E. Schessler
25 Spring Garden Drive
Madison, New Jersey 07940

Dear Jim:

This revised letter confirms our discussions regarding your separation from employment with Foster Wheeler Ltd., including its subsidiaries, divisions and affiliates (collectively the "Company"). The details of our discussions are set out below.

1.         SEPARATION FROM EMPLOYMENT

It is understood that your separation from employment with the Company is effective today, August 23, 2002. In addition, in accordance with the Bye-Laws of the Company, your position as a Director is vacated as of today.

Except as otherwise provided herein (i) all salary and any employee benefits due to you as of your separation date according to the established policies, plans and procedures of the Company shall be paid or made available to you in accordance with the terms of those established policies, plans and procedures, and (ii) any employee benefit continuation or conversion rights existing under such established plans of the Company shall be made available to you in accordance with the terms of such established plans. If you have any questions regarding your benefits, please contact Rick Lee in Human Resources.

2.         SEPARATION BENEFITS

While the Company has no obligation to do so, on the condition that (i) ON OR BEFORE OCTOBER 11, 2002 you sign, date and return to me a copy of this letter agreement and the Waiver and Release Agreement attached hereto as Attachment I, and (ii) you do not revoke the signed Waiver and Release Agreement, you will receive from the Company the following separation benefits:

(a)                  As separation pay, the Company shall pay to you fifty-two
                     (52) weeks of your current base salary payable in installments in accordance with the Company's regular payroll payment schedule. Payment of separation pay shall commence after the seven (7) day revocation period described below has passed.


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Mr. James E.Schessler
REVISED August 23, 2002
Page 2


(b) For the one (1) year period commencing with your separation date, your coverage under the Company sponsored health and welfare benefit plans (excluding vacation and sick leave accrual) will be continued as if you were an active employee of the Company, including the relative Company and active employee portions of the cost of coverage.

(c) Under the Company's Supplemental Employee Retirement Plan ("SERP"), you will be eligible to receive your SERP benefit in accordance with the terms of the SERP, including the applicable administrative rules adopted by the Finance Committee. Your SERP benefit shall be determined to include your age on August 23, 2003 and one (1) additional year of service. The Company will recommend to the Finance Committee of the Company's Board of Directors that the Finance Committee approve the immediate payment of your SERP benefit in the form of a single lump sum payment. In addition, under the Company's defined benefit pension plan you will receive one (1) additional year of service.

(d) As soon as practicable, the Company shall cause all transfer and other restrictions to be removed from all shares of capital stock of the Company then registered in your name and any stock options which you hold to purchase shares of the capital stock of the Company will be fully vested.

(e) For the one (1) year period commencing with your separation date, you shall be permitted to retain use of the automobile currently leased by the Company for you.

(f) The Company shall pay you in a single lump sum payment for your accrued but unpaid vacation ($86,600.10) and sick time ($52,442.28).

(g) The Company shall pay up to Twelve Thousand Dollars ($12,000.00) for executive level career transition assistance services for you by a career transition assistance firm selected by you and approved in writing by the Company. You must commence the executive level career transition assistance program within sixty (60) days after your separation date.

(h) For calendar year 2002, you shall be eligible to receive a bonus under the Company's Foster Wheeler Annual Incentive Plan For 2002 And Subsequent Years ("Annual Incentive Plan"), the successor plan to the Company's former Executive Compensation Plan. Such bonus shall be that percentage amount of your annual base salary equal to the average percentage of base salaries paid as bonuses for calendar year 2002 under the Company's Annual Incentive Plan or any other bonus plan or program of the Company to the following senior executive officers of the Company:
                     Senior Vice President and General Counsel, Treasurer, Secretary and the


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Mr. James E.Schessler
REVISED August 23, 2002
Page 3


                     Deputy General Counsel. Such bonus shall be paid to you at the same time as payments are made to the participants in the Company's Annual Incentive Plan or other bonus plan or program of the Company.

You acknowledge that the foregoing separation benefits are extra benefits which you would not be entitled to under the Company's established policies, plans and procedures and the separation benefits are in exchange for your signing the letter agreement and signing (and not later revoking) the Waiver and Release Agreement. You further acknowledge and agree that the Company's offer of the separation benefits to you and your signing of this letter agreement and the Waiver and Release Agreement does not in any way indicate that you have any viable claims against the Company or that the Company has or admits any liability to you whatsoever.

You are encouraged to consult with an attorney of your choice at your own expense prior to signing a copy of this letter agreement and the Waiver and Release Agreement, and you acknowledge that you have been given at least twenty-one (21) days within which to consider this letter agreement and the Waiver and Release Agreement. You acknowledge that the modifications reflected in this revised letter will not restart the running of the twenty-one (21) day period referenced hereinabove which began on August 23, 2002.

You are further advised that you may revoke the signed Waiver and Release Agreement within seven (7) days after its signing. Any such revocation must be made in writing and be received by me within the seven (7) day period. All legally required taxes and any monies owed the Company shall be deducted from the separation benefits provided under this letter agreement. The Company acknowledges that your separation benefits shall continue if you obtain employment with another employer, provided that you are not in breach of this letter agreement and/or the Waiver and Release Agreement.

3.         COMPANY PROPERTY/EXPENSES

You agree to immediately return to the Company all files, records, documents, reports, computers, and other business equipment, keys, credit cards and calling cards, unused airline tickets, ID cards, cellular telephones and beepers, employee handbook, and other physical or personal property of the Company in your possession or control and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items. You must also ensure that all business expenses for which you are entitled to reimbursement under the Company's expense reimbursement policy are documented and submitted for approval within thirty (30) days after your separation date.

Mr. James E.Schessler
REVISED August 23, 2002
Page 4


4.         CONFIDENTIALITY/COOPERATION/OBLIGATIONS

You agree from and after today to keep strictly confidential the existence and terms of this letter agreement and you further agree that you will not disclose them to any person or entity, other than to your immediate family, your attorney, and your financial advisor, or except as may be required by law or to enforce this letter agreement. The Company agrees from and after today to keep strictly confidential the existence and terms of this letter agreement and further agrees that it will not disclose them to any person or entity, other than to employees on a need-to-know basis, its attorneys and financial advisors, or except as may be required by law or to enforce this letter agreement.

Except as otherwise provided in this letter agreement or required under the terms of the Company sponsored employee benefit plans, following your separation date the Company will have no further obligations to you and you will have no further obligations to the Company. You acknowledge that after your separation date you shall not represent yourself to be an employee or Director of the Company nor take any action which may bind the Company with regard to any customer, client, supplier, vendor or any other party with whom you have had contact while performing your duties as an employee or Director of the Company.

You further agree that from and after today you shall not take any actions or make any statements to the public, future employers, current, former or future Company employees, or any other third party whatsoever that disparage or reflect negatively on the Company and its affiliates, and its and their officers, directors, or employees. Senior management of the Company agrees that senior management shall not take any actions or make any statements to the public or any third party whatsoever that disparage or reflect negatively on you.

You further agree from and after your separation date to make yourself available to the Company to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which you were involved during your employment, including any threatened or actual litigation concerning the Company, and to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. The Company will, of course, take into consideration your personal and business commitments, will give you as much advance notice as reasonably possible, and ask that you be available at such time or times as are reasonably convenient to you and the Company. The Company agrees to (i) reimburse you for the actual out-of-pocket expenses you incur as a result of your complying with this provision, subject to your submission to the Company of documentation substantiating such expenses as the Company may require, and (ii) after August 23, 2003, pay you for your time at the rate of Two Hundred Dollars ($200.00) per hour.

Proprietary information, confidential business information and trade secrets (hereinafter collectively "Confidential Information") which became known to you as an employee of

Mr. James E.Schessler
REVISED August 23, 2002
Page 5



the Company remains the property of the Company. Such Confidential Information includes, but is not limited to, materials, records, books, products, business plans, business proposals, software, lists of actual or potential customers or suppliers, financial information, computer disks, computer printouts, documents, information stored electronically, personnel information and data of the Company and its customers, but excludes information which is generally known to the public or becomes known except through your actions. You agree from and after today that you will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for your own benefit or the benefit of others. Also, you acknowledge that the terms and conditions of any Confidential Information And Patent Agreement you have signed remains in effect in accordance with its terms, including all of your obligations thereunder. You covenant and agree that during the twelve (12) month period from your separation date, you will not perform services which are the same as or substantially similar to the services you provided for the Company, for, or on behalf of a Competitor. For purposes of this letter agreement, "Competitor" means a person or entity that is primarily engaged in a material line of business conducted by the Company as of your separation date. For purposes of this letter agreement, "a material line of business conducted by the Company" means an activity of the Company generating gross revenues to the Company of more than twenty-five million dollars ($25,000,000) in the fiscal year of the Company prior to your separation date.

You covenant and agree that during the twelve (12) month period from your separation date, you shall not at any time, directly or indirectly, (i) call upon any person or entity who is or that is, on your separation date, engaged in activity on behalf of the Company for the purpose or with the intent of enticing such person or entity to cease such activity on behalf of the Company or (ii) solicit, induce or attempt to induce any past or current customer of the Company to cease doing business in whole or in part with or through the Company, or to do business with a Competitor.

You covenant and agree that during the twenty-four (24) month period from your separation date, you shall not at any time, directly or indirectly, induce or solicit any employee of the Company to terminate his or her employment with the Company or to obtain employment elsewhere.

You covenant and agree that during the twenty-four (24) month period from your separation date, you shall furnish a copy of this Paragraph 4 in its entirety to any prospective employer prior to accepting employment with such prospective employer.

If any court determines that any portion of this Paragraph 4 is invalid or unenforceable, the remainder of this Paragraph 4 shall not thereby be affected and shall be given full effect without regard to the invalid provision. If any court construes any of the restrictions in this Paragraph 4 to be unreasonable because of the duration or scope of

Mr. James E.Schessler
REVISED August 23, 2002
Page 6


such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

You acknowledge and agree that your obligations set forth in this Paragraph 4 are reasonably necessary to protect the Company and its legitimate interests. You further acknowledge the adequacy of consideration for these obligations based on any one of the Company promises contained in Paragraph 2 above. You further acknowledge and agree that damages may not be an adequate remedy for your material breach of any provision of this Paragraph 4, and further agree that the Company shall be entitled to obtain appropriate injunctive and/or other equitable relief for any such material breach, without the posting of any bond or other security.

5.         GENERAL MATTERS

You acknowledge and agree that in signing this letter agreement (including Attachment I) you do not rely and have not relied on any representation or statement by the Company or by its employees, agents, representatives, or attorneys with regard to the subject matter, basis or effect of the letter agreement (including Attachment I).

This letter agreement as revised is deemed made and entered into in the State of New Jersey, and in all respects shall be interpreted, enforced and governed under the laws of the State of New Jersey, without given effect to its choice of laws provisions, to the extent not preempted by federal law. Any dispute under this letter agreement (including Attachment I) shall be adjudicated by a court of competent jurisdiction in the State of New Jersey.

The language of all parts of this letter agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. The provisions of this letter agreement shall survive any termination of this letter agreement when necessary to effect the intent and terms of this letter agreement expressed herein.

If any of the provisions of this letter agreement (including Attachment I) shall be held to be invalid by a court of competent jurisdiction, such holding shall not in any way whatsoever affect the validity of the remainder of this letter agreement (including Attachment I).

This letter agreement supersedes any and all prior oral or written understandings regarding your voluntary or involuntary separation from employment with the Company and contains the entire agreement between you and the Company with respect to the matter of your separation from employment. No modification of any provision of this letter agreement shall be effective unless made in writing and signed by you and the President and Chief Executive Officer of the Company. This letter agreement shall not be assignable by you.

Mr. James E.Schessler
REVISED August 23, 2002
Page 7


This letter agreement shall be binding upon and inure to the benefit of you and the Company and our respective successors, assigns, heirs, estates and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred, or to any affiliate of the Company or such entity following the transactions referred to hereinabove.

Should you or your representative require further clarification of any aspect of the above arrangements, or wish to discuss their implementation, please contact Eugene Jacobs, Esq. at Seyfarth Shaw, 55 East Monroe Street, Suite 4200, Chicago, IL 60603 (312-269-8818).

Please indicate your agreement and acceptance of these provisions by signing and dating the enclosed copy of this letter agreement and the Waiver and Release Agreement and returning them to me on or before October 11, 2002. Following your acceptance, the arrangements will be implemented and administered as described herein.

So that there is no misunderstanding, please understand that if for any reason I do not receive the signed copy of this letter agreement and the Waiver and Release Agreement from you on or before October 11, 2002, the proposed arrangements described in this letter agreement will be deemed to be withdrawn.

Best wishes for success in your future endeavors.

                                Sincerely yours,

                                 FOSTER WHEELER LTD.


                                 By        /S/ RAYMOND J. MILCHOVICH
                                           -------------------------------------
                                           Raymond J. Milchovich
                                           President and Chief Executive Officer

AGREED AND ACCEPTED:


/S/JAMES E. SCHESSLER
------------------------
 James E. Schessler


10/11/02
---------
  Date

                                                                    ATTACHMENT I

                               FOSTER WHEELER LTD.

                          WAIVER AND RELEASE AGREEMENT

(1) In consideration for the separation benefits to be provided to me under the terms of Raymond J. Milchovich's REVISED letter to me dated August 23, 2002 (hereinafter the "letter agreement"), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge FOSTER WHEELER LTD. (hereinafter referred to as the "Company") and the Company's subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment with the Company and/or any of the Releasees and/or any other occurrence up to and including the date of this Waiver and Release Agreement, including but not limited to:

(a) claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (the "ADEA"), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b) claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c) any other claim whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding the filing of an administrative charge of discrimination, any claims which I may make under state workers' compensation or unemployment laws, and/or claims which by law I cannot waive.

           (2) I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees, other than a lawsuit to challenge this Waiver and Release Agreement under ADEA or to enforce the letter agreement.

           (3) I further acknowledge and agree that if I breach the provisions of paragraph (2) above, then (a) the Company shall be entitled to apply for an injunction to restrain any violation of paragraph (2) above, (b) the Company shall not be obligated to make payment of the letter agreement separation benefits to me, (c) I shall be obligated to pay to the Company its costs and expenses in enforcing this Waiver and Release Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and
(d) as an alternative to (c), at the Company's option, I shall be obligated upon demand to repay to the Company all but $5,000.00 of the letter agreement separation benefits paid to me, and the foregoing covenants in this paragraph
(2) shall not affect the validity of this Waiver and Release Agreement and shall not be deemed to be a penalty nor a forfeiture.

           (4) To the extent permitted by law, I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees.

           (5) To the extent permitted by law, I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have and I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.

           (6) I further agree that if I breach the Confidentiality/Cooperation/Obligations provisions of the letter agreement, then
(a) the Company shall be entitled to apply for an injunction to restrain any such breach, (b) the Company shall not be obligated to make payment of the letter agreement separation benefits to me, (c) I shall be obligated to pay to the Company its costs and expenses in enforcing the Confidentiality/ Cooperation/Obligations provisions of the letter agreement (including court costs, expenses and reasonable legal fees).

           (7) I acknowledge that I have been given at least twenty-one (21) days to consider this Waiver and Release Agreement thoroughly and I was encouraged to consult with my personal attorney or representative, if desired, before signing below.

           (8) I understand that I may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to the Company's President and Chief Executive Officer. I further understand that if I revoke this Waiver and Release Agreement, I shall not receive the letter agreement separation benefits.

           (9) I also understand that the letter agreement separation benefits which I will receive in exchange for signing and not later revoking this Waiver and Release Agreement are in addition to anything of value to which I am already entitled.

           (10) I FURTHER UNDERSTAND THAT THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.

           (11) I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held, or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of the Waiver and Release Agreement shall continue in full force and effect.

           (12) This Waiver and Release Agreement is deemed made and entered into in the State of New Jersey without giving effect to its choice of laws provisions, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law, the internal laws of the State of New Jersey. Any dispute under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of New Jersey.

           (13) I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and Release Agreement and that I voluntarily enter into this Waiver and Release Agreement by signing below.



                                             /S/JAMES E. SCHESSLER
                                             -----------------------------------
                                             James E. Schessler


                                             10/11/02
                                             -----------------------------------
                                             (Date)



                                      -3-


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